Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jerry Hostetter

Keira Ullrich

Smithfield Foods, Inc.

(212) 758-2100

jerryhostetter@smithfieldfoods.com

keiraullrich@smithfieldfoods.com

Smithfield Foods Announces Senior Management Changes

George Richter To Become President and Chief Operating Officer of Pork Group;

Joe Luter IV To Become Smithfield Foods Executive Vice President; Jim Sbarro

To Lead Farmland; Tim Schellpeper To Head Smithfield Packing

Smithfield, Virginia (April 3, 2008)—Smithfield Foods, Inc. (NYSE: SFD) today named George H. Richter president and chief operating officer of its pork group, a new position, effective April 28. The presidents of Smithfield Foods’ five pork processing companies will report to him. Smithfield’s domestic pork sales this year will exceed $9 billion.

A 34-year veteran of the pork industry, Mr. Richter has spent his entire career with Farmland. He has served as president of Farmland Foods, Inc. since Smithfield acquired the company in October 2003. Previously, he was president of the pork division of Farmland Industries and a member of the senior management council.

In other actions, Joseph W. Luter IV, currently president of Smithfield Packing Company, will become an executive vice president of Smithfield Foods and will concentrate on sales and marketing. Mr. Luter has served in several positions within Smithfield Foods since 1993.

James C. Sbarro will become president of Farmland. Mr. Sbarro has 25 years of experience in the food industry and has been senior vice president of sales, marketing, research and development at Farmland since 1999.

Tim Schellpeper, senior vice president of operations at Farmland, will become president of Smithfield Packing Company. A 21-year veteran in the pork industry, Mr. Schellpeper has been with Farmland for 17 years.

“I am very pleased with these changes, for they strengthen our overall management team. In addition, this positions us to better manage our large domestic base of business,” said C. Larry Pope, Smithfield Foods president and chief executive officer.

“These managers will help in the coordination of the pork subsidiaries to better serve our continually-growing retail and foodservice customers. There are big opportunities across the organization to improve our operations and financial performance. This new team will be focused on developing these opportunities and maximizing the enormous potential of this company. Each of these gentlemen is very talented and will help propel us forward in the coming years,” said Mr. Pope.

With sales of $14 billion, Smithfield Foods is the leading processor and marketer of fresh pork and packaged meats in the United States, as well as the largest producer of hogs. For more information, visit www.smithfieldfoods.com.

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Biographies and photographs of Messrs. Richter, Luter, Sbarro and Schellpeper are available upon request or can be accessed on the Internet at http://www.smithfieldfoods.com/Investor/Press/.

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